Exhibit 99.1

Cogo Group, Inc. Announces Preliminary Unaudited Results for Fourth Quarter 2009 and Provides Guidance for Q1 2010

•	Reports $88.1 million in revenue in 2009 Q4, highest quarterly revenue in Cogo’s history, up 7% from the prior year
•	Expects accelerating growth in 2010 for industrial business and all product lines
•	Announces new 5 million-share buyback authorization

SHENZHEN, China, February 4, 2010 - Cogo Group, Inc. (“Cogo” or the “Company”) (Nasdaq: COGO) a leading platform services provider for the technology and industrial sectors in China, today announced its preliminary unaudited financial results for the fourth quarter 2009. For the quarter ended December 31, 2009, the Company expects to report revenue of approximately $88.1 million, an increase of 7.0% from the same period of the prior year. The Company continued to experience growth across the digital media and industrial applications end-markets.

Jeffrey Kang, CEO of Cogo commented, “We are very pleased with Cogo’s business results in the fourth quarter. We are excited about a variety of growing revenue streams, particularly in the industrial applications end-market and growing Small and Medium Enterprise (SME) customer base, opportunities within the automotive sector combined with the HDTV roll-out and improving demand for 3G handsets."

The Company expects to report Non-GAAP net income of approximately $7.2 million. Non-GAAP diluted earnings per share (“Non-GAAP EPS Diluted”) was expected to be approximately $0.19 for the fourth quarter 2009, compared to $0.18 for the same period of the prior year, representing an increase of approximately 5.6%.  Net income on a U.S. GAAP basis was expected to be approximately $4.3 million and EPS Diluted on a U.S. GAAP basis was approximately $0.11 for the fourth quarter 2009, an increase of 450%, compared to $0.02 for the same period of the prior year. The Company expects gross margin to be 14.5% for the fourth quarter 2009, as compared to 14.2% reported for the fourth quarter 2008 and 14.4% for the third quarter 2009.

Cogo’s Board of Directors has authorized a new stock repurchase program under which the Company may repurchase up to 5 million shares of its outstanding common stock on the open market or in negotiated transactions. The timing and the amount of any repurchases will be determined by the Company's management, based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice. Under its prior repurchase program, the Company repurchased 364,900 shares of its outstanding common stock at an average of approximately $6.25 per share in the fourth quarter of 2009. Since the previous repurchase program began in March 2008, the Company repurchased 4,309,311 shares of its outstanding common stock at an average of approximately $6.04 per share.

Based on current conditions, management provides first quarter 2010 guidance of $70-72 million in revenue and Non-GAAP EPS Diluted estimated at $0.14-$0.15. The Company continues to target gross margins of 15% and operating margins of 10%.

Mr. Kang said, “Management is encouraged by Cogo’s results in the fourth quarter of 2009 and we are very optimistic about 2010. We are also seeing new lines of business showing promise in the automotive, HDTV rollout and 3G handset areas. We are using our balance sheet to help drive growth and buyback stock, and we see tremendous new opportunities in the industrial applications end-market and growing Small and Medium Enterprise customer base. The 3G handset situation is improving with growing demands and the opportunities available within our telecom business are likely to be better than popular opinion would suggest. The new repurchase program also allows us to reaffirm our belief in the Company’s long-term growth potential and protect shareholder value. I would like to reiterate that we believe that the worst of the China economic situation is behind us and we are ready to move forward into high-growth and margin expansion mode in 2010.”

Cogo will host a teleconference at 4:30 p.m. Eastern Time on Thursday, February 4, 2010 to report unaudited preliminary earnings results for the fourth quarter of 2009 and provide a business outlook for the first quarter of 2010. The Company will release final and detailed 2009 audited results and other information in March 2010. Statements and numbers in this release have not been audited, and they are based on current expectations and may differ from the audited results.

Cogo 2009 Q4 Preliminary Earnings Results Conference Call

Date/ Time:
February 4, 2010 (Thursday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-888-846-5003
International: +1-480- 629-9856

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=00006F7E

Replay (from 02/04/2010 at 7:30 pm to 02/11/2010 at 11:59 pm ET):
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 4202462)
International: +1 -303- 590-3030 (Passcode: 4202462)

About Cogo Group, Inc.:
Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo focuses on the telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last fifteen years, Cogo has grown its customer list to include nearly 1,400 manufacturers across the telecommunications equipment, digital media and industrial applications end-markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:           +852 2730 1518
U.S.:           +1 (646) 291 8998
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecommunications end-markets or potential acquisitions, all of which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc., which is net income attributable to Cogo Group, Inc.  excluding share-based compensation expense and acquisition related costs, net, such as amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill, 2) Non-GAAP diluted earnings per share attributable to Cogo Group, Inc., which is diluted earnings per share attributable to Cogo Group, Inc. excluding share-based compensation expense and acquisition related costs, net, such as amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliation of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding share-based compensation expense and acquisition related costs, net, such as amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income attributable to Cogo Group, Inc. and Non-GAAP diluted earnings per share attributable to Cogo Group, Inc. is that these Non-GAAP measures exclude share-based compensation expense and acquisition related costs, net, such as amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying table has more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Table Attached

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

	For the quarter ended	For the quarter ended	For the quarter ended
	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008
	(unaudited)	(unaudited)	(unaudited)
Net Income	$’ million	$’ million	$’ million
GAAP net income attributable to Cogo Group, Inc.	4.3	3.4	0.9
Share-based compensation expense	2.2	2.2	1.5
Acquisition related costs, net - amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill	0.7	1.1	4.2
Non-GAAP net income attributable to Cogo Group, Inc.	7.2	6.7	6.6

Earnings per share	$	$	$
GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.11	0.09	0.02
Share-based compensation expense per common share-Diluted	0.06	0.06	0.04
Acquisition related costs, net, per common share-Diluted - amortization, impairment and extraordinary gain of intangible assets, related deferred taxation and impairment of goodwill	0.02	0.03	0.12
Non-GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.19	0.18	0.18